Exhibit 99.1

Aratana Therapeutics Reports Fourth Quarter and Full Year 2014 Results

-- Provides additional product updates --

-- Conference Call Friday, March 13, 2015, 8:30 a.m. Eastern Time --

KANSAS CITY, Kan., March 12, 2015/ PRNewswire/ -- Aratana Therapeutics, Inc. (NASDAQ: PETX), a pet therapeutics company focused on licensing, developing and commercializing innovative biopharmaceutical products for companion animals, announced today its fourth quarter and full year 2014 financial results. In addition and subsequent to the product update on February 10, 2015, Aratana is pleased to announce:

•

The U.S. Department of Agriculture (USDA) has accepted the data from a clinical study in client owned osteosarcoma patients to provide a reasonable expectation of efficacy to support conditional licensure for AT-014, a cancer vaccine for canine osteosarcoma. Aratana anticipates that AT-014 could receive conditional licensure from the USDA in 2016.

•	AT-002 (capromorelin for canine inappetence), received a target animal safety technical section complete letter from the FDA's Center for Veterinary Medicine (CVM).

"This was a year of exceptional execution by the entire Aratana team," stated Steven St. Peter, M.D., President and Chief Executive Officer of Aratana Therapeutics. "As we integrated our acquisitions and in-licensed products, we continued to advance our innovative pipeline and established an early commercial presence."

During 2014 and early 2015, the Company made several advancements in its development portfolio, including announcing positive data from the pivotal field effectiveness study for AT-001 (grapiprant for canine osteoarthritis pain), initiating pivotal studies for AT-002 and AT-003 (bupivacaine extended release for canine post-surgical pain), receiving target animal safety complete letters for all three products, and making significant progress in manufacturing. Within its oncology portfolio, Aratana received a full license for its AT-004 product to aid in the treatment of B-cell lymphoma in dogs, a conditional license for AT-005 to aid in the treatment of T-cell lymphoma in dogs, and announced acceptance of the efficacy data for conditional licensure of AT-014. In January 2014, the Company completed its acquisition of Okapi Sciences, which further enhanced Aratana's leadership position by adding a platform of novel antiviral technologies and products. Aratana's portfolio now consists of more than 18 innovative therapeutic candidates: one with full licensure, one with conditional licensure, four at pivotal stage, and more than a dozen in development.

With respect to its commercial operations, as a result of the conditional license granted by the USDA for AT-005, Aratana commenced a limited commercial introduction in the fourth quarter of 2014 by making AT-005 available to approximately 20 specialty animal clinics who were selected to participate in the Company’s T-cell Clinical Experience Program or T-CEP.  On February 24, 2015, the Company announced that it regained manufacturing and commercial rights to the fully-licensed AT-004 for canine B-cell lymphoma.  Hence, in 2015, the Company plans to continue to make AT-004 and AT-005 available to a limited number of specialty clinics through clinical experience programs as it continues to optimize the manufacturing process and complete post-approval studies. Aratana anticipates a full launch of its lymphoma franchise in 2016 at which time other product candidates including AT-001, AT-002, AT-003 and AT-014, if approved, will broaden its unique offering of innovative therapeutics.

Recent Highlights:

•

In December 2014, Aratana successfully completed its pivotal field effectiveness study of AT-001 for osteoarthritis pain in dogs thereby achieving the study's primary endpoint as agreed under protocol concurrence with CVM. Aratana anticipates submitting the pivotal study results to the CVM to satisfy the effectiveness technical section in 2015. In January 2015, Aratana received the target animal safety technical section complete letter for AT-001 in dogs from the CVM.

•

In March 2015, the Company received the target animal safety technical section complete letter for AT-002 in dogs from the CVM. Aratana anticipates completing enrollment for its ongoing pivotal study in the second quarter of 2015 and announcing the results later in the same quarter.

•

The Company initiated its pivotal field effectiveness study in dogs for AT-003 in
December 2014.  The study will evaluate AT-003 for post-operative pain management in dogs undergoing knee surgery. Aratana anticipates completing enrollment and announcing the results in mid-2015. In January 2015, Aratana received the target animal safety technical section complete letter for AT-003 in dogs from the CVM.

•

On January 2, 2015, AT-004 received a full product license from the USDA. Two separate investigator studies were presented at the Veterinary Cancer Society meeting in October 2014 which Aratana believes are supportive of using AT-004 in conjunction with chemotherapy.

•

Aratana successfully completed enrollment of its T-CHOMP study -- a multicenter, blinded, placebo-controlled, randomized study designed to assess the benefit of adding AT-005 to a multi-agent chemotherapy protocol for dogs with intermediate to high grade T-cell lymphoma. All enrolled dogs receive the current chemotherapy standard of care (CHOP protocol) which is supplemented by either AT-005 or placebo.

•

Aratana continues to enroll patients in its T-LAB study – a multicenter, blinded, placebo-controlled, randomized study designed to assess the benefit of adding AT-005 to an abbreviated chemotherapy protocol for dogs with intermediate to high grade T-cell lymphoma.

•	Aratana received communication from the USDA in March 2015 that the efficacy data previously submitted for product license for AT-014, the cancer vaccine for canine osteosarcoma, licensed from Advaxis, Inc. was accepted to provide a reasonable expectation of efficacy to support conditional licensure. While the Company needs to complete additional steps, including in the areas of manufacturing and safety, Aratana anticipates that AT-014 could receive conditional licensure from the USDA in 2016.

•

After completing diligence studies on a novel oral CRTH2 antagonist for atopic dermatitis (AT-018), Aratana entered into a global license agreement with Atopix Therapeutics Ltd. in October 2014 for the development and commercialization of the oral CRTH2 antagonist for all animal health indications.

Aratana continues to advance other products including new potential therapies from its option program, monoclonal antibody platform and antiviral discovery research capabilities.

Financial Results:

Aratana had $248 thousand in revenue for the quarter ended December 31, 2014 and $767 thousand in revenue for the full year ended December 31, 2014. During the fourth quarter of 2014, the Company had $40 thousand in net sales related to its T-cell lymphoma product (AT-005). The Company also had $273 thousand in product and licensing revenue for its B-cell lymphoma product (AT-004) in the fourth quarter of 2014. For the full year of 2014, the Company reported collaboration revenue of $452 thousand from its license agreement with Novartis Animal Health, an affiliate of Elanco Animal Health, for AT-006 (a product candidate being developed for the treatment of ocular lesions caused by feline herpes virus -1, or FHV-1).  In comparison, during the fourth quarter and full year ended December 31, 2013, the Company reported $123 thousand in product and licensing revenue.

Research and development expenses totaled $6.0 million for the quarter ended December 31, 2014 compared to $3.1 million for the quarter ended December 31, 2013. For the year ended December 31, 2014, research and development expenses were $20.0 million compared to $10.9 million for the year ended December 31, 2013. The increase in research and development expense is due primarily to advancing the Company’s ongoing development programs, as well as the increase in the number of product candidates in development during 2014 in part due to the pipeline products associated with the acquisition of Vet Therapeutics and Okapi Sciences and in-licensing.

Selling, general and administrative expenses totaled $5.0 million for the quarter ended December 1, 2014 compared to $4.7 million for the same period in 2013.  For the full year of 2014, selling, general and administrative expenses totaled $17.9 million versus $8.6 million for the full year of 2013. The increases are due primarily to an increase in personnel-related costs including stock-based compensation expense, costs associated with our commercial infrastructure, and business development initiatives.

Aratana entered into a global license agreement with Atopix for the development and commercialization of the oral CRTH2 antagonist, including the treatment of atopic dermatitis (AT-018) during the fourth quarter of 2014.  Aratana made a one-time upfront payment to

Atopix of $1.0 million which was expensed as in-process research and development upon license.

During the fourth quarter of 2014, the Company delivered Active Pharmaceutical Ingredient (“API”) of AT-001 to RaQualia. Per the agreement, Aratana recognized the $0.8 million deferred income related to the payment received upon contract execution and an additional $0.8 million of income when API was successfully delivered.

The Company will restate its consolidated financial statements for the year ended December 31, 2013 in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014 to adjust the purchase price accounting related to the October 2013 acquisition of Vet Therapeutics. Certain third-party royalty payments associated with AT-004 were incorrectly excluded from the valuation performed at the time of the acquisition. The correction of the valuation of the AT-004 intangible asset and the corresponding deferred tax liability also reduces the valuation allowance released and the resulting income tax benefit. Therefore, for the fiscal year ended December 31, 2013, the Company will decrease the value of the AT-004 amortizable intangible by $7.8 million, increase goodwill by $4.9 million, decrease the income tax benefit by $2.7 million and decrease the net deferred tax liabilities by $0.3 million. In the aggregate, these changes will increase Aratana’s previously recorded net loss for the fiscal year ended December 31, 2013 by approximately $2.7 million and decrease the Company’s previously reported net income for the quarter ended December 31, 2013 by $2.7 million.

For the quarter ended December 31, 2014, Aratana reported a net loss of $(10.3) million, or $(0.30) basic loss per share compared to a net income of $4.5 million for the quarter ended December 31, 2013.  For the year ended December 31, 2014, Aratana reported a net loss of $(38.8) million, or $(1.30) basic loss per share, compared to a net loss of $(6.9) million for the year ended December 31, 2013. The net income for the quarter ended December 31, 2013 and the full year loss includes an income tax benefit of $12.7 million as a result of the Vet Therapeutics acquisition. The net loss before income taxes were $(8.3) million or $(0.39) per basic share for the quarter ended December 31, 2013 and $(19.7) million for the full year of 2013.

As of December 31, 2014, Aratana had a total of approximately $98.1 million in cash, cash equivalents and short-term investments. During 2014, Aratana raised net proceeds of $135.3 million through two equity offerings.

2015 Guidance:
During 2015, Aratana will remain focused on advancing its diverse portfolio.  Aratana anticipates approximately $30 to $40 million of its spending to be on product candidate development and post-approval studies. Aratana plans to responsibly invest in its commercial activities to make the Company’s lymphoma franchise available to veterinarians and prepare for the anticipated launch of its other products in 2016. The Company anticipates very modest revenue in 2015 from its lymphoma franchise as it conducts post-approval studies to generate additional data that it expects will help to position the products in the market.  Aratana anticipates use of cash from operations of $45 million to $55 million in 2015. The Company continues to evaluate non-dilutive sources of funding. Aratana believes that its cash, cash equivalents, and short-term investments will be sufficient to fund its operations through 2016.

Conference Call and Webcast

Aratana will host a conference call Friday, March 13, 2015, beginning at 8:30 a.m. Eastern Time. Please see below for details.
Conference call numbers:
Domestic:	1 (866) 364-3820
Canada:	1 (855) 669-9657
International:	1 (412) 902-4210

Webcast:
Accessible via the Investor Relations section of the Company's website at aratana.investorroom.com.

A replay of the conference call and webcast will be available beginning approximately one hour after the completion of the call. Access numbers for this replay are 1 (877) 344-7529 (U.S.),
1 (855) 669-9658 (Canada) and 1 (412) 317-0088 (international); conference ID: 10061723.

About Aratana Therapeutics

Aratana Therapeutics is a pet therapeutics company focused on licensing, developing and commercializing innovative biopharmaceutical products for companion animals. Aratana believes that it can leverage the investment in the human biopharmaceutical industry to bring therapeutics to pets in a capital and time efficient manner. The Company's pipeline includes therapeutic candidates targeting pain, inappetence, cancer, viral diseases, allergy and other serious medical conditions. Aratana believes the development and commercialization of these therapeutics will permit veterinarians and pet owners to manage pets' medical needs safely and effectively, resulting in longer and improved quality of life for pets. For more information, please visit www.aratana.com.

Forward-Looking Statements Disclaimer

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements with respect to expectations regarding the timing of discussions with the USDA and/or FDA and the licensure and approval of products; development programs; clinical trials and studies, including without limitation the timing of full enrollment in and the announcement of results of such trials and studies; commercialization and manufacturing of products; in-licensing initiatives and collaborations; the Company's plans and opportunities, including without limitation offering a unique portfolio of innovative therapeutics; and the Company’s anticipated restated financial results, anticipated financial performance and the sufficiency of the Company’s cash, cash equivalents and short-term investments.

These forward-looking statements are based on management's current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks,

uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our limited operating history and expectations of losses for the foreseeable future; the risk that the restated 2013 financial results reported in this press release may change prior to the actual restatement of our 2013 consolidated financial statements; our lack of commercial sales; our failure to obtain any necessary additional financing; market conditions and our ability to raise capital under the shelf registration statement from the sale of our securities; our substantial dependence on the success of certain of our lead product candidates, our inability to identify, license, develop and commercialize additional product candidates; our inability to obtain regulatory approval for our existing or future product candidates; the lack of commercial success of our current or future product candidates; uncertainties regarding the outcomes of studies regarding our products; our inability to realize all of the anticipated benefits of our acquisitions of Vet Therapeutics and Okapi Sciences; the uncertainty of outcomes of the development of pet therapeutics, which is a lengthy and expensive process; effects of competition; our failure to attract and keep senior management and key scientific personnel; our reliance on third-party manufacturers, suppliers, partners and other third parties which conduct our target animal studies and certain other development efforts; unanticipated difficulties or challenges in the relatively new field of biologics development and manufacturing; our lack of a sales organization; our significant costs of operating as a public company; our current exemption from the requirement to maintain internal control over financial reporting, and any failure to achieve or maintain effective internal control over financial reporting in the future; changes in distribution channels for pet therapeutics; consolidation of our customers; impacts of generic products; limitations on our ability to use our net operating carryforwards; unanticipated safety or efficacy concerns; our limited patents and patent rights; our failure to comply with our intellectual property license obligations; our infringement of third party patents and challenges to our patents or rights; our failure to comply with regulatory requirements; our failure to report adverse medical events related to our products; legislative or regulatory changes; the volatility of our stock price; our status as an "emerging growth company," as defined in the JOBS Act; the potential for dilution if we sell shares of our common stock in future financings; the significant control over our business by our principal stockholders and management; the potential that a significant portion of our total outstanding shares could be sold into the market in the near future; effects of anti-takeover provisions in our charter documents and under Delaware law; and our intention not to pay dividends. These and other important factors discussed under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on March 26, 2014, and the Company's Quarterly Report on Form 10-Q filed with the SEC on November 12, 2014, along with our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management's estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Contacts:

For Aratana investor inquires:
Aratana Therapeutics, Inc.
Craig Tooman
ctooman@aratana.com; (913) 353-1026

For Aratana media inquiries:
Tiberend Strategic Advisors, Inc.
Andrew Mielach
amielach@tiberend.com; (212) 375-2694

ARATANA THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

	QUARTER ENDED		YEAR ENDED
	DECEMBER 31,		DECEMBER 31,
	2014	2013	2014	2013
		(as restated)		(as restated)
Revenues:
Licensing and collaboration revenue	$(19)	$15	$500	$15
Product sales	267	108	267	108
Total revenues	248	123	767	123
Costs and expenses:
Cost of product sales	333	108	333	108
Royalty expense	20	1	72	1
Research and development	6,035	3,108	19,985	10,925
Selling, general and administrative	5,025	4,661	17,938	8,572
In-process research and development	1,000	—	2,157	—
Amortization of acquired intangible assets	189	298	1,891	298
Total costs and expenses	12,602	8,176	42,376	19,904
Loss from operations	(12,354)	(8,053)	(41,609)	(19,781)
Other income (expense)
Interest income	65	24	123	75
Interest expense	(292)	(250)	(1,060)	(432)
Other income, net	2,445	23	2,287	478
Total other income (expense)	2,218	(203)	1,350	121
Loss before income taxes	$(10,136)	$(8,256)	$(40,259)	$(19,660)
Income tax benefit	(120)	12,722	1,443	12,722
Net loss and comprehensive loss attributable to common stockholders	$(10,256)	$4,466	$(38,816)	$(6,938)
Net loss per share, attributable to common stockholders, basic	$(0.30)	$0.21	$(1.30)	$(0.63)
Net loss per share, attributable to common stockholders, diluted	$(0.30)	$0.20	$(1.30)	$(0.63)
Weighted average shares outstanding, basic	34,118,255	21,320,775	29,767,429	11,059,382

ARATANA THERAPEUTICS, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share data)

	DECEMBER 31, 2014	DECEMBER 31, 2013
		(as restated)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$98,072	$45,754
Accounts receivable, receivable from stockholder and prepaid expenses	1,252	1,275
Inventories	427	55
Deferred tax asset - current	158	1,124
Total current assets	99,909	48,208
Property and equipment, net	620	98
Long-term marketable securities	2,452	—
Goodwill	41,398	25,646
Intangible assets, net	62,323	38,354
Other long-term assets	1,201	37
Total assets	$207,903	$112,343
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, accrued expenses	$4,761	$4,802
Current portion – loan payable and note payable	—	8,625
Current portion – deferred licensing revenue	—	45
Current portion – contingent consideration	4,248	2,572
Deferred income	—	800
Deferred tax liability	413	—
Other current liabilities	46	57
Total current liabilities	9,468	16,901
Loan payable	14,963	9,310
Contingent consideration	—	1,543
Deferred tax liability	1,610	1,124
Other long-term liabilities	30	75
Total liabilities	26,071	28,953
Total stockholders’ equity	181,832	83,390
Total liabilities and stockholders’ equity	$207,903	$112,343